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                                                                    EXHIBIT 99.1

P. O. Box 1249 - Jackson, MS  39215-1249
700 North Street - Jackson, MS  39202
601/948-7550 / fax 601/949-0228

NEWS RELEASE

CONTACT:  Jim McArthur                                  FOR IMMEDIATE RELEASE
          Secretary & Manager, IR
          601-949-0236

CHEMFIRST INC. ANNOUNCES AGREEMENT TO SELL CUSTOM AND FINE CHEMICALS BUSINESS

JACKSON, MISS. (JUNE 14, 2001) -- ChemFirst Inc. (NYSE: CEM) today announced it has signed an agreement to sell its custom and fine chemicals business to Albemarle Corporation (NYSE: ALB) in an all cash transaction. The selling price is $74 million plus an adjustment for working capital at the time of closing, currently estimated at $9 million. Assets included in the transaction are the Company's cGMP pilot plant at Dayton, OH and its plant site at Tyrone, PA. The Company's pharmaceutical contract research and development business and fine chemicals product lines, including FirstCure(R) performance polymer products, are also included in the sale. Contract R&D and fine chemicals manufacturing at Pascagoula, MS will be discontinued and transferred to one of the sites being acquired by Albemarle. The Company will write-off its $27 million fine chemicals investment at Pascagoula.

  The sale is anticipated to close during the third calendar quarter, subject to timely receipt of regulatory approval, board approvals and completion of ancillary documents. After tax proceeds from the sale would be approximately $72 million including the working capital adjustment. The agreement also provides for potential additional payments, not expected to exceed $10 million, contingent upon the profit contribution from a specific toll-manufactured product from 2002 through 2004. ChemFirst will recognize an after tax loss on the sale and write-off of approximately $18 million in second quarter operating results. Proceeds of the sale will be used to pay down debt, repurchase stock and for general corporate purposes.

  "This is another step in our strategy of increasing shareholder value by concentrating our resources on materials and chemicals for the semiconductor industry and on polyurethane chemicals," said J. Kelley Williams, chairman and chief executive officer of ChemFirst. "The products and assets we are selling are not critical to our long-term goals, but are an excellent fit in Albemarle's portfolio of polymer and fine chemicals. We expect an orderly transition without disruption in delivery of products or services to our customers."

  ChemFirst produces chemicals for semiconductor and polyurethane applications and intermediate chemicals for a variety of applications. Additional information about the company is available on ChemFirst's web site located at http://www.chemfirst.com. Albemarle is a global supplier of chemicals and chemical intermediates. Additional information on Albemarle is available at their website at http://www.albemarle.com.